Exhibit 99.1

Hello Everyone,

At Aligos, we regularly evaluate our rewards and compensation approach to ensure our employee compensation is competitive, to reward you for your work and to show you how valued you are for your work. We believe that focus on attracting and retaining top talent is the best way to ensure we build a lasting company. An important part of this focus is our equity program, however, given market conditions, a large number of stock options held by our valued colleagues are currently underwater.

I’m happy to share that in response to this, we will soon launch a voluntary, one-time opportunity to exchange certain eligible outstanding options for replacement options (“Replacement Options”) pursuant to an option exchange program (the “Option Exchange Program”). We are pursuing this initiative as part of our continued efforts to retain top talent and in recognition of your hard work and effort.

Options eligible for exchange (the “Eligible Options”) are those that (i) were granted under the Company’s 2020 Incentive Award Plan; (ii) are held by an employee or director of Aligos or its subsidiaries resident in the United States or Switzerland as of the replacement option grant date; and (iii) have an exercise price equal to or greater than $2.10. Employees who hold Eligible Options will be invited to exchange such options for Replacement Options covering a lesser number of shares, calculated in accordance with specified exchange ratios, and subject to a new vesting schedule. While both the market and our stock price have been volatile recently, we determined this threshold based on review of the exercise prices at which our outstanding options have been granted as well as our stock price over the last few months.

The criteria for eligible participants and other terms of the Option Exchange Program are still being finalized, and we will share final terms soon with eligible employees and through a Tender Offer Statement on Schedule TO in connection with the commencement of the Option Exchange Program. At that time, we will provide further detail and information regarding the terms of the Option Exchange Program, including timing. We are also offering an education and information session for eligible employees to review important details about the Option Exchange Program and make an informed decision. The date and time for this meeting will be January 30, 2024, at 2:00 pm - 3:00 pm Pacific Time.

Thank you for all of your hard work and all that you do for Aligos, and for our community. Together, we are becoming a world leader in the treatment of liver and viral diseases and helping the world address important unmet medical needs.

Larry

The Option Exchange Program has not yet commenced and will only be made pursuant to the terms and conditions set forth in the Tender Offer Statement on Schedule TO, including the Offer to Exchange, and other related materials filed with the Securities and Exchange Commission and sent to eligible participants. At the time the Option Exchange Program begins, the Company will provide eligible participants with written materials explaining the terms of the Option Exchange Program. Eligible participants should read these written materials carefully when they become available because they will contain important information about the Option Exchange Program. The Company will also file these written materials with the SEC as part of a Tender Offer Statement upon commencement of the Option Exchange Program. These materials will be available free of charge at www.sec.gov or by contacting the Company’s Corporate Secretary at One Corporate Dr., 2nd Floor, South San Francisco, CA 94080.